EXHIBIT 21.1

SUBSIDIARIES OF HOLLYWOOD MEDIA CORP.

NAME OF SUBSIDIARY	JURISDICTION OF ORGANIZATION
Baseline, LLC (1)	Delaware
Baseline Acquisitions LLC (1)	Delaware
Big Online, Inc.	Florida
Cinemasonline Limited	UK
Cinemasource UK Limited	UK
Hollywood Services, Inc.	Delaware
Independent Hollywood, Inc.	Delaware
MovieTickets.com, Inc. (2)	Delaware
NetCo Partners (3)	Florida
Project Hollywood LLC (1)	Delaware
Showtimes.com, Inc.	Delaware
Spring Leisure Limited	UK
Studio Systems, LLC (1)	Delaware
Tekno Books	Florida
Theatre.com UK Limited	UK
UK Theatres Online Limited	UK
WWW.CO.UK Limited	UK

(1)	Hollywood Media Corp. owns 21.74% of the outstanding equity of Project Hollywood LLC, a Delaware limited liability company (“Project Hollywood”). Project Hollywood owns all of the outstanding equity of Baseline Acquisitions LLC, a Delaware limited liability company (“Baseline Acquisitions”). Baseline Acquisitions owns all of the outstanding equity of (i) Baseline, LLC, a Delaware limited liability company and (ii) Studio Systems, LLC, a Delaware limited liability company.

(2)	Hollywood Media Corp. owns 26.2% of the outstanding equity of MovieTickets.com, Inc., a Delaware corporation.

(3)	NetCo Partners is a general partnership, formed under the laws of the State of Florida, in which Hollywood Media Corp. has a 50% partnership interest.